AMENDMENT NO. 2 AND RELEASE
                                       TO
                            MEMORANDUM OF AGREEMENT
                            DATED DECEMBER 21, 1994
                         CONTRACT NO. 94MGA-380(54)05US
between

The Western Company of North America, and Western Oceanic (U.K.) Ltd.
("Sellers")

and

CMC Hitran International Shipbuilding Company (a subsidiary of China National Machinery Import & Export Corporation) and Ministry of Geology and Mineral Resources, Bureau Petroleum and Marine Geology ("Buyers")

Whereas the parties hereto wish to modify the above referenced Memorandum of Agreement, as amended by Amendment No. 1 thereto (the "MoA"), they have today the 10th day of February 1995 agreed as follows:

1. The following items belonging to Sellers shall be included in the sale, at no further cost to Buyers:

            * Spare Slip Joint (estimated value (pound)50,000)

            * CR1 Ball Joint (estimated value (pound)20,000)

            * DR1 Ball Joint (estimated value (pound)10,000)

            * Slip Joint Support Ring for Spare Slip Joint (value included in
              Slip Joint)

      These items are sold "as is, where is" and shall be delivered from Sellers to Buyers at Sellers' designated storage facility in Aberdeen, Scotland, following delivery of the Vessel to Buyers. Buyers shall arrange and pay for transportation of said items from Sellers' storage facility.

2. Sellers and Buyers agree that the Purchase Price payable by Buyers to Sellers in respect of the Vessel shall be reduced from USD 37,500,000 to USD 37,150,000 (USDollars thirty seven million one hundred and fifty thousand 00/100).

      In consideration of the reduction in the Purchase Price and the inclusion in the sale of the items listed in 1 hereof, the MoA shall be amended as follows:

      (a) With respect to Clause 7 of the MoA, spares on order at the time hereof are included in the sale, at no further cost to Buyers. Sellers shall provide Buyers promptly with a list of such items and deliver them to Sellers as soon as possible. Further, no settlement shall be made in respect of bunkers and luboils. Finally, Buyers accept that some items listed in Annexes 1 and 2 may not be on board the Vessel, and shall have no claims against Sellers in that respect.

      (b) With respect to Clause 11 of the MoA, Buyers accept that the Vessel will be taken over with the certificates (whether class, national or otherwise) as they are at the time of delivery.

      (c) Clause 18 of the MoA dealing with Sellers' warranty obligations and obligations with respect to training, is deleted in its entirety.

            Buyers accept that that after having accepted the Vessel and taken delivery of her from Sellers, they shall have no claim whatsoever against Sellers in respect of the Vessel's physical condition, whether arising in contract or in tort, and Buyers shall under no circumstances be entitled to make any claim against Sellers or initiate any legal proceedings against them based on such grounds. This release shall be permanent and valid forever.

      (d) The function test referred to in Clause 19 has been carried out. Sellers shall have no further obligations in respect of this test other than those corrective measures/actions that have been completed or are ongoing at the time of delivery, or such obligations following from this Amendment and Release.

      (e) Buyers accept that Sellers' obligations with respect to the paint plan referred to in Clause 20, shall be deemed completed as of the date hereof.

3.    This Amendment and Release shall be governed by English law.

      All terms defined in the MoA shall have the same meaning when used herein.

CMC HITRAN INTERNATIONAL                           THE WESTERN COMPANY OF
 SHIPBUILDING COMPANY                               NORTH AMERICA

a subsidiary of CHINA NATIONAL
 MACHINERY IMPORT & EXPORT
 CORPORATION
______________________________                     _________________________

MINISTRY OF GEOLOGY AND                            WESTERN OCEANIC (U.K.)
 MINERAL RESOURCES                                  LTD.

BUREAU OF PETROLEUM AND
 MARINE GEOLOGY
______________________________                     _________________________